Exhibit 99.1

QSAM Biosciences Reports First Quarter 2022 Financial Results and Provides Corporate Update

Dosed First Patient in Phase 1 Clinical Program Evaluating CycloSam® Radiopharmaceutical Drug Candidate for Treatment of Metastatic Bone Cancer

Austin, TX; May 17, 2022 – QSAM Biosciences Inc. (OTCQB: QSAM), a company developing next-generation therapeutic radiopharmaceuticals, including Samarium-153 DOTMP (CycloSam®), for the treatment of bone cancer and related diseases, today announces financial results for the first quarter ended March 31, 2022, as filed with the SEC on May 16, 2022 in the Company’s Form 10-Q, and provides a corporate update.

Recent Corporate Highlights:

●	Dosed first patient in its Phase 1 clinical trial for CycloSam® for the treatment of metastatic bone cancer in April. Completion of the first cohort of patients in the trial is expected this quarter. The Phase 1 study consists of 17 patients divided into four dose-escalating cohorts in an open-label trial to evaluate the safety, tolerability, dosimetry and preliminary efficacy of CycloSam®.
●	Advanced the onboarding process of three additional clinical trial sites for CycloSam®; expects to report further definitive information and details over following months.
●	Awarded Rare Pediatric Disease designation from the FDA for CycloSam® in the treatment of osteosarcoma in children. This designation qualifies a future study for a transferable Priority Review Voucher that is inclusive of fast-track FDA review process.
●	Added two distinguished healthcare industry veterans with significant finance, public company and operational experience to the Board of Directors.
●	Postponed contemplated NASDAQ “uplisting” and public offering due to adverse market conditions.

“As previously highlighted, the recent dosing of our first patient with CycloSam® was a milestone event for QSAM. We are very pleased with the progress we have made in under 24 months – advancing from a preclinical asset to a drug candidate treating patients with metastatic bone cancer, receiving both Orphan and Rare Pediatric Disease designations from the FDA, performing a successful single patient study at a world-renowned medical institution, and establishing our supply chain, manufacturing and executive team – efficiently utilizing under $2 million,” stated Douglas R. Baum, CEO and co-founder of the Company.

“Given highly challenging market conditions, in particular for small cap biotechnology companies, we made the prudent decision in May to suspend our planned equity raise and NASDAQ uplisting. We did not believe the valuation we would have received at this time reflects the real intrinsic value of our technology and market opportunity. We are committed to bringing CycloSam® to market, and this will require additional capital; but we are also committed to raising such capital in a manner that limits dilution and provides a clear path to increasing shareholder value. In line with this, management has agreed to defer over 50% of the cash component of our salaries so that our current capital and that which we raise in the short-term can primarily be used to advance our clinical trial and provide data that supports our strong belief that CycloSam® can have a meaningful impact on children and adults suffering from bone cancer,” added Baum.

Financial Results for the Quarter Ended March 31, 2022:

Net loss attributable to common stockholders for the quarter ended March 31, 2022 was $1,873,879, compared to approximately $4,956,458 for the quarter ended March 31, 2021.

Operating expenses were $1,770,109 for the three months ended March 31, 2022, as compared to $3,333,857 for the three months ended March 31, 2021. The majority of the $1,563,748 decrease in operating expenses was due to other income and expenses related to the loss on debt extinguishment of $744,505, loss on conversion of debt to equity of $390,067, and non-cash stock-based compensation expense related to stock issued for services, all in the 2021 period.

As of March 31, 2022, the Company had cash of approximately $872,066. The Company believes this is sufficient to support operations at the current pace into the third quarter of 2022. The Company expects to raise additional capital through equity or debt offerings in 2022.

As of May 16, 2022, the Company had 1,686,587 common shares outstanding. In the first quarter of 2022, the Company issued 34,219 shares of common stock to a service provider and a director for prior services, and to retire the remaining outstanding convertible debentures. At the end of the first quarter of 2022 there were 488,235 shares of common stock that could be issued upon the conversion of preferred stock, warrants and convertible debt, excluding employee stock options.

The following table summarizes our results of operations for the periods indicated:

QSAM Biosciences, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$872,066	$1,499,866
Prepaid expenses and other current assets	93,008	135,014
Deferred offering costs	-	35,000
TOTAL CURRENT ASSETS	965,074	1,669,880

TOTAL ASSETS	$965,074	$1,669,880

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$817,390	$569,321
Accrued payroll and related expenses	346,592	95,400
Accrued series B preferred stock dividends	190,549	153,343
Convertible notes payable, net of discount	541,475	532,400
Notes payable - related parties	7,500	7,500
Debentures	-	35,000
TOTAL CURRENT LIABILITIES	1,903,506	1,392,964

TOTAL LIABILITIES	1,903,506	1,392,964

Redeemable convertible preferred stock - Series A; $0.0001 par value, 1,500 designated Series A, and 480 and 480 shares issued and outstanding (liquidation preference of $700,782 and $693,580) as of March 31, 2022 and December 31, 2021, respectively	700,782	693,580

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, Series B, $0.001 par value; 2,500 shares authorized, 1,509 and 1,509 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	2	2
Preferred stock, Series E-1, $0.0001 par value; 8,500 shares authorized, 0 and 0 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	-	-
Common stock, $0.0001 par value, 300,000,000 shares authorized, 1,686,587 and 1,652,102 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	169	166
Unearned deferred compensation	(687,701)	(900,742)
Additional paid-in capital	30,159,461	29,765,584
Accumulated deficit	(31,111,145)	(29,281,674)
TOTAL STOCKHOLDERS’ DEFICIT	(1,639,214)	(416,664)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$965,074	$1,669,880

QSAM Biosciences, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the three months ended
	March 31,
	2022	2021
REVENUES	$-	$-

OPERATING EXPENSES FROM CONTINUING OPERATIONS
Compensation and related expenses	756,399	76,388
Professional fees	639,405	769,497
General and administrative	119,468	2,414,018
Research and development expenses	254,837	73,954
Total Operating Expenses	1,770,109	3,333,857

LOSS FROM CONTINUING OPERATIONS	(1,770,109)	(3,333,857)

OTHER INCOME (EXPENSE) FROM CONTINUING OPERATIONS
Financing costs including interest	(18,137)	(37,629)
Other miscellaneous income	-	-
Gain on sale of equity method investment	-	100,000
Loss on debentures and accrued expenses converted to common stock	-	(390,068)
Loss on conversion of bridge notes including accrued interest and debt forgiveness	-	(744,505)
Total Other Expense, net	(18,137)	(1,072,202)

Loss from continuing operations before income taxes	(1,788,246)	(4,406,059)

INCOME TAXES	-	-
Loss from continuing operations	(1,788,246)	(4,406,059)

DISCONTINUED OPERATIONS:
Income from discontinued operations before income taxes	-	-

INCOME TAXES	-	-

Income from discontinued operations	-	-

NET LOSS	(1,788,246)	(4,406,059)

PREFERRED STOCK
Series A preferred stock contractual dividends	(7,202)	(7,899)
Series B preferred stock contractual dividends	(37,206)	-
Deemed dividend on conversion of Series A preferred stock to shares of common stock	-	(542,500)
Deemed dividend on warrant modification	(41,225)	-

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,873,879)	$(4,956,458)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS: BASIC AND DILUTED:
Loss per share	$(1.12)	$(8.76)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:	1,668,677	565,672

QSAM Biosciences, Inc.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	For the three months ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(1,788,246)	$(4,406,059)
Adjustments to reconcile net loss to net cash used in operations:
Common stock issued for services	254,751	652,392
Stock-based compensation to employees and directors	320,353	-
Stock-based compensation and stock option modification	-	2,386,223
Loss on conversion of bridge notes and accrued interest	-	744,505
Loss on conversion of debentures and accrued expense to common stock	-	390,068
Paid-in-kind interest - convertible bridge notes	-	35,983
Amortization of debt discount	9,075	-
Changes in operating assets and liabilities
Decrease (increase) in prepaid expenses and other current assets	42,006	(18,141)
Deferred offering costs	35,000	-
(Decrease) increase in accounts payable and accrued expenses	248,069	(75,035)
Increase accrued payroll and related expenses	251,192	-
Increase in accrued interest	-	1,914
Net cash used in operating activities	(627,800)	(288,150)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds for the issuance of preferred stock – Series B	-	2,221,000
Net cash provided by financing activities	-	2,221,000

NET INCREASE (DECREASE) IN CASH	(627,800)	1,932,850

CASH - Beginning of period	1,499,866	8,304
CASH - End of period	$872,066	$1,941,154

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Payment of interest in cash	$-	$-
Payment of income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrual of contractual dividends on Series A convertible preferred stock	$7,200	$550,397
Accrual of contractual dividends on Series B convertible preferred stock	$37,207	$-
Deemed Dividend on warrant modifications	$41,225	$-
Conversion of convertible bridge notes and accrued interest to 165,692 shares of common stock	$-	$3,633,983
Conversion of debentures and accrued expenses to common stock	$-	$125,000
Conversion of Series A preferred stock to common stock	$-	$120,000
Conversion of notes payable with related parties to Series B preferred stock and warrants	$-	$23,000

About QSAM Biosciences

QSAM Biosciences, Inc. is developing next-generation nuclear medicines for the treatment of cancer and related diseases. QSAM’s initial technology, CycloSam® (Samarium-153 DOTMP), is a clinical-stage bone targeting radiopharmaceutical developed by IsoTherapeutics Group LLC, pioneers in the nuclear medicine space who also have developed other FDA-approved radiopharmaceutical products. QSAM is led by an experienced executive team and Board of Directors that have completed numerous FDA approvals and multiple successful biotech exits.

CycloSam® has demonstrated preliminary safety and efficacy in animal studies and a single patient FDA-cleared human trial performed in 2020 at the Cleveland Clinic. This nuclear technology uses low specific activity Samarium-153 (resulting in far less undesirable europium impurity) and DOTMP, a chelator which targets sites of high mineral turnover and is believed to reduce or eliminate off-target migration making it, in management’s opinion, an ideal agent to treat primary and secondary bone cancers. Since CycloSam® delivers targeted radiation selectively to the skeletal system, it is also believed to be an important candidate for use in bone marrow ablation as pre-conditioning for bone marrow transplantation, and in procedures to reduce external beam radiation to bone tumors. This multi-patented drug candidate utilizes a radioisotope previously approved by the FDA, combined with a novel targeting chelant that has demonstrated preliminary increased efficacy and decreased side effects in animal models and veterinary treatment of bone cancer in dogs. Further, CycloSam® utilizes a streamlined, just-in-time manufacturing process that is well established.

Legal Notice Regarding Forward-Looking Statements: This news release contains “Forward-looking Statements”. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to our ability to fully commercialize our technology, risks associated with changes in general economic and business conditions, regulatory risks, clinical trial risks, early stage versus late stage product safety and efficacy, actions of our competitors, the extent to which we are able to develop new products and markets, supply chain risks, the time and expense involved in such development activities, the ability to secure additional financing, the ability to consummate acquisitions and ultimately integrate them, the level of demand and market acceptance of our products, and changes in our business strategies. This is not an offering of securities and securities may not be offered or sold absent registration or an applicable exemption from the registration requirements.

Contact

Investors:

Jason Nelson

CORE IR

ir@qsambio.com

516-222-2560

Media:

Jules Abraham

CORE IR

917-885-7378

julesa@coreir.com